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                                                                     EXHIBIT 5.1

                            OPINION OF LEGAL COUNSEL

                                TECO Energy, Inc.
                            702 North Franklin Street
                              Tampa, Florida 33602

May 11, 2001



TECO Energy, Inc.
702 North Franklin Street
Tampa, Florida 33602

Ladies & Gentlemen:

         I am rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by TECO Energy, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933 on or about the date hereof. The Registration Statement relates to 6,300,000 shares (the "Shares") of the Company's Common Stock, $1.00 par value, offered pursuant to the provisions of the Company's 1996 Equity Incentive Plan (the "Plan").

         I have acted as counsel in connection with the preparation of the Registration Statement and am familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. I have examined all such documents as I consider necessary to enable me to render this opinion.

         Based upon the foregoing, I am of the opinion that when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as part of the Registration Statement.

                                   Very truly yours,

                                   /s/ David E. Schwartz

                                   David E. Schwartz
                                   Chief Counsel - Corporate and Securities and
                                   Corporate Secretary


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